Exhibit 10.1
SHARE OPTION PLAN
(As amended by the Corporation’s Board of Directors on February 4, 1998 and approved by the Corporation’s shareholders on March 23,
1998 and further amended by the Board of Directors on February 10, 2005 and approved by shareholders on March 22, 2005 and further amended by the Board of Directors on October 19, 2006 and approved by the shareholders on November 20, 2006.)
ARTICLE 1
Purpose of Plan
1.1   The purpose of the Plan is to attract, retain and motivate persons as directors, officers, key employees and consultants of the Corporation and its Subsidiaries and to advance the interests of the Corporation by providing such persons with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation.
ARTICLE 2
Defined Terms
     Where used herein, the following terms shall have the following meanings, respectively:
2.1   Board means the board of directors of the Corporation or, if established and duly authorized to act, the Executive Committee or another Committee appointed for such purpose by the board of directors of the Corporation;
2.2   Business Day means any day, other than a Saturday or a Sunday, on which the Exchange is open for trading;
2.3   Code means the U.S. Internal Revenue Code of 1986, as amended;
2.4   Consultant means an individual (including an individual whose services are contracted through a personal holding corporation) with whom the Corporation or any Subsidiary has a contract for substantial services;
2.5   Corporation means DENISON MINES CORP. (formerly named International Uranium Corporation) and includes any successor corporation thereto;
2.6   Eligible Person means any director, officer, employee (part-time or full-time) or Consultant of the Corporation or any Subsidiary or any employee of any management company providing services to the Corporation;
2.7   Exchange means The Toronto Stock Exchange and, where the context permits, any other exchange on which the Shares are or may be listed from time to time;
2.8   Incentive Stock Option means an Option to purchase Shares granted under Article 5 with the intention that it qualify as an “incentive stock option” as that term is defined in Section 422 of the Code;

2.9   Insider means:
(a)	an insider as defined under Section 1(1) of the Securities Act (Ontario), other than a person who falls within that definition solely by virtue of being a director or senior officer of a Subsidiary; and

(b)	an associate as defined under Section 1(1) of the Securities Act (Ontario) of any person who is an insider by virtue of (a) above;
2.10   Market Price at any date in respect of the Shares shall be the greatest closing price of such Shares on any Exchange on the last trading day preceding the date on which the Option is approved by the Board (or, if such Shares are not then listed and posted for trading on the Exchange, on such stock exchange in Canada on which the Shares are listed and posted for trading as may be selected for such purpose by the Board). In the event that such Shares are not listed and posted for trading on any stock exchange, the Market Price shall be the fair market value of such Shares as determined by the Board in its sole discretion;
2.11   Nonqualified Stock Option means an Option to purchase Shares granted under Article 5 other than an Incentive Stock Option;
2.12   Option means an option to purchase Shares granted under the Plan;
2.13   Option Price means the price per Share at which Shares may be purchased under the Option, as the same may be adjusted from time to time in accordance with Article 8;
2.14   Optionee means an Eligible Person to whom an Option has been granted;
2.15   Person means an individual, a corporation, a partnership, an unincorporated association or organization, a trust, a government or department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual and an associate or affiliate of any thereof as such terms are defined in the Business Corporations Act, Ontario;
2.16   Plan means the Corporation’s Share Option Plan, as the same may be amended or varied from time to time;
2.17   Share Compensation Arrangement means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise;
2.18   Shares means the common shares of the Corporation or, in the event of an adjustment contemplated by Article 8, such other shares or securities to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment; and
2.19   Subsidiary means any corporation which is a subsidiary as such term is defined in subsection 1(2) of the Business Corporations Act, Ontario (as such provision is from time to time amended, varied or re-enacted) of the Corporation.
ARTICLE 3
Administration of the Plan
3.1   The Plan shall be administered in accordance with the rules and policies of the Exchange in respect of employee stock option plans by the Board. The Board shall receive recommendations of management and shall determine and designate from time to time those directors, officers, employees and Consultants of the Corporation or its Subsidiaries and those employees of management companies providing services to the Corporation to whom an Option should be granted and the number of Shares, which will be optioned from time to time to any individual and the terms and conditions of the grant.

3.2   The Board shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan:
(a)	to establish policies and to adopt, prescribe, amend or vary rules and regulations for carrying out the purposes, provisions and administration of the Plan and make all other determinations necessary or advisable for its administration;

(b)	to interpret and construe the Plan and to determine all questions arising out of the Plan and any Option granted pursuant to the Plan and any such interpretation, construction or determination made by the Board shall be final, binding and conclusive for all purposes;

(c)	to determine which Eligible Persons are granted Options and to grant Options;

(d)	to determine the number of Shares covered by each Option;

(e)	to determine the Option Price;

(f)	to determine the time or times when Options will be granted and exercisable;

(g)	to determine if the Shares which are subject to an Option will be subject to any restrictions upon the exercise of such Option; and

(h)	to prescribe the form of the instruments relating to the grant, exercise and other terms of Options which initially shall be substantially in the form annexed hereto as Schedule “A”.
ARTICLE 4
Shares Subject to the Plan
4.1   Options may be granted in respect of authorized and unissued Shares provided that, subject to increase by the Board, the receipt of the approval of the Exchange and the approval of shareholders of the Corporation, the maximum aggregate number of Shares reserved by the Corporation for issuance and which may be purchased upon the exercise of all Options granted under this Plan shall not exceed 10% of the issued and outstanding shares of the Corporation from time to time, up to a maximum of 20,000,000 Shares. Shares in respect of which Options are not exercised and subsequently expire or are terminated, unexercised shall be available for subsequent Options under the Plan. No fractional Shares may be purchased or issued under the Plan.
ARTICLE 5
Eligibility; Grant; Terms of Options
5.1   Options may be granted to Eligible Persons and may consist of Incentive Stock Options and/or Nonqualified Stock Options. Notwithstanding the foregoing, only employees of the Corporation or one of its Subsidiaries that is also a “subsidiary corporation” (as defined in Section 422 of the Code) may be granted Incentive Stock Options.
5.2   Options may be granted by the Corporation pursuant to the recommendations of the Board from time to time provided and to the extent that such decisions are approved by the Board.
5.3   Subject to the provisions of this Plan, the number of Shares subject to each Option, the Option Price, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions relating to each such Option shall be determined by the Board. At no time shall the period during which an Option shall be exercisable exceed 10 years.

5.4   In the event that no specific determination is made by the Board with respect to any of the following matters, each Option shall, subject to any other specific provisions of the Plan, contain the following terms and conditions:
(a)	the period during which an Option shall be exercisable shall be 10 years from the date the Option is granted to the Optionee;

(b)	the Optionee may take up not more than 33 1/3% of the Shares covered by the Option during each 12 month period from the date of the grant of the Option; provided, however, that if the number of Shares taken up under the Option during any such 12 month period is less than 33 1/3% of the Shares covered by the Option, the Optionee shall have the right, at any time or from time to time during the remainder of the term of the Option, to purchase such number of Shares subject to the Option which were purchasable, but not purchased by him, during such 12 month period; and

(c)	to the extent that the Option Price of Shares (determined on the date of grant) with respect to which Incentive Stock Options are exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Corporation) exceeds US$100,000, such portion in excess of US$100,000 shall be treated as a Nonqualified Stock Option.
5.5   The Option Price of Shares which are the subject of any Option shall in no circumstances be lower than the Market Price of the Shares at the date of the grant of the Option.
5.6   The maximum number of Shares which may be reserved for issuance to Insiders under the Plan or under any other Share Compensation Arrangement shall be 10% of the Shares outstanding at the date of the grant (on a non-diluted basis).
5.7   The maximum number of Shares which may be issued to all Insiders under the Plan and any other Share Compensation Arrangement in any 12 month period shall be 10% of the Shares outstanding at the date of the issuance (on a non-diluted basis).
5.8   Any entitlement to acquire Shares granted pursuant to the Plan or any other Share Compensation Arrangement prior to the Optionee becoming an Insider shall be excluded for the purposes of the limits set out in 5.6 and 5.7 above.
5.9   An Option is personal to the Optionee and is non-assignable.
5.10   All references in the Plan to “the Shares outstanding at the date of the issuance” shall mean that number of Shares determined on the basis of the number of Shares that are outstanding immediately prior to the share issuance in question, excluding Shares issued pursuant to any Share Compensation Arrangement over the preceding one year period.
ARTICLE 6
Exercise of Options
6.1   Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full of the Option Price of the Shares to be purchased. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable period of time following the receipt of such notice and payment.
6.2   The exercise price for Shares purchased under an Option shall be paid in full to the Corporation by delivery of consideration in an amount equal to the Option Price. Such consideration must be paid in cash or by cheque or, unless the Board in its sole discretion determines otherwise, either at the time the Option is granted or at any time before it is exercised, a combination of cash and/or cheque (if any). The Corporation may permit an Optionee to elect to pay the Option Price by authorizing a third party to sell Shares (or a sufficient portion of such Shares)

acquired upon exercise of the Option and remit to the Corporation a sufficient portion of the sale proceeds to pay the entire Option Price and any tax withholding resulting from such exercise. In addition, the Option Price for Shares purchased under an Option may be paid, either singly or in combination with one or more of the alternative forms of payment authorized by this Section 6.2, by such other consideration as the Board may permit. Notwithstanding the foregoing, if the Board decides to grant stock appreciation rights, such rights shall be subject to the applicable approvals provided for in Section 9.1.
6.3   Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation’s obligation to issue Shares to an Optionee pursuant to the exercise of an Option shall be subject to:
(a)	completion of such registration or other qualification of such Shares or obtaining approval of such governmental or regulatory authority as counsel to the Corporation shall reasonably determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)	the listing of such Shares on the Exchange, if applicable; and

(c)	the receipt from the Optionee of such representations, agreements and undertakings, including as to future dealings in such Shares, as the Corporation or its counsel reasonably determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.
In this connection the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on the Exchange.
ARTICLE 7
Termination of Employment; Death
7.1   Subject to Section 7.2 and any express resolution passed by the Board with respect to an Option, an Option, and all rights to purchase pursuant thereto, shall expire and terminate 30 days following the date upon which the Optionee ceases to be a director, officer or a part-time or full-time employee of the Corporation or of any Subsidiary. The entitlement of a Consultant to Options including the termination thereof shall be in accordance with the terms of the consulting agreement entered into between the Corporation or the Subsidiary and the Consultant, provided that in no event shall the Options of any Consultant continue to be outstanding 12 months following the date upon which the consulting agreement between the Consultant and the Corporation or the Subsidiary is terminated.
7.2   If, before the expiry of an Option in accordance with the terms thereof, the employment of the Optionee with the Corporation or with any Subsidiary shall terminate, in either case by reason of the death of the Optionee, such Option may, subject to the terms thereof and any other terms of the Plan, be exercised by the legal representative(s) of the estate of the Optionee at any time during the first year following the death of the Optionee (but prior to the expiry of the Option in accordance with the terms thereof) but only to the extent that the Optionee was entitled to exercise such Option at the date of the termination of the Optionee’s employment.
7.3   Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a director where the Optionee continues to be employed by the Corporation or any Subsidiary or continues to be a director or officer of, the Corporation or any Subsidiary.
ARTICLE 8
Change in Control and Certain Adjustments
8.1   Notwithstanding any other provision of this Plan in the event that the Corporation receives an offer (the “Offer”) for:

(a)	the acquisition by any Person of Shares or rights or options to acquire Shares of the Corporation or securities which are convertible into Shares of the Corporation or any combination thereof such that after the completion of such acquisition such Person would be entitled to exercise 30% or more of the votes entitled to be cast at a meeting of the shareholders; or

(b)	the sale by the Corporation of all or substantially all of the property or assets of the Corporation;
then notwithstanding that at the effective time of the Offer the Optionee may not be entitled to all the Shares granted by the Option, the Optionee shall be entitled to exercise the Options to the full amount of the Shares remaining at that time from the date of the Offer to the date of 60 days following the close of any such transaction. If such transaction is not completed within 90 days of the date of the Offer and the Optionee has not so exercised that portion of the Option relating to Shares to which the Optionee would not otherwise be entitled, this provision shall cease to apply to the Offer.
8.2   Appropriate adjustments with respect to Options granted or to be granted, in the number of Shares optioned and in the Option Price, shall be made by the Board to give effect to adjustments in the number of Shares of the Corporation resulting from subdivisions, consolidations or reclassifications of the Shares of the Corporation, the payment of stock dividends or cash dividends by the Corporation (other than dividends in the ordinary course), the distribution of securities, property or assets by way of dividend or otherwise (other than dividends in the ordinary course), or other relevant changes in the capital stock of the Corporation or the amalgamation or merger of the Corporation with or into any other entity, subsequent to the approval of the Plan by the Board. The appropriate adjustment in any particular circumstance shall be conclusively determined by the Board in its sole discretion, subject to approval by the Shareholders of the Corporation and to acceptance by the Exchange respectively, if applicable.
ARTICLE 9
Amendment or Discontinuance of Plan
9.1   (a) Board and requisite shareholder and regulatory approval shall be required for any of the following amendments to be made to the Plan:
(i)	any amendment to the number of securities issuable under the Plan, including an increase to a fixed maximum number of securities or a change from a fixed maximum number of securities to a fixed maximum percentage. A change to a fixed maximum percentage which was previously approved by shareholders will not require additional shareholder approval.

(ii)	any change to the definition of “Eligible Person” which would have the potential of broadening or increasing insider participation.

(iii)	the addition of any form of financial assistance;

(iv)	any amendment to a financial assistance provision which is more favourable to participants;

(v)	the addition of a cashless exercise feature, payable in cash or securities which does not provide for a full deduction of the number of underlying securities from the Plan reserve;

(vi)	the addition of a deferred or restricted share unit or any other provision which results in Eligible Persons receiving securities while no cash consideration is received by the Corporation;

(vii)	discontinuance of the Plan; and

(viii)	and any other amendments that may lead to significant or unreasonable dilution in the Corporation’s outstanding securities or may provide, additional benefits to Eligible Persons, especially insiders of the Corporation, at the expense of the Corporation and its existing shareholders.

9.1   (b)   The Board may, subject to receipt of requisite regulatory approval, where required, in its sole discretion make all other amendments to the Plan that are not of the type contemplated in section 9.1(a) above including, without limitation:
(i)	amendments of a “housekeeping” nature;

(ii)	a change to the vesting provisions of a security or the Plan;

(iii)	a change to the termination provisions of a security or the Plan which does not entail an extension beyond the original expiry date; and

(iv)	the addition of a cashless exercise feature, payable in cash or securities, which provides for a full deduction of the number of underlying securities from the Plan reserve.
9.1   (c) Notwithstanding the provisions of section 9.1(b), the Corporation shall additionally obtain requisite shareholder approval in respect of amendments to the Plan that are contemplated pursuant to section 9.1(b), to the extent such approval is required by any applicable laws or regulations (including, without limitation, Section 422 of the Code).
9.1   (d) Notwithstanding all of the foregoing, no amendment to the Plan may alter or impair any of the terms of any Option previously granted to an Optionee under the Plan without the consent of the Optionee.
9.2   Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Optionee, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option.
9.3   The Plan will have no fixed expiration date; provided, however, that no Incentive Stock Options may be granted more than 10 years after the earlier of the Plan’s adoption by the Board and approval by the shareholders of the Corporation.
ARTICLE 10
Miscellaneous Provisions
10.1   The holder of an Option shall not have any rights as a shareholder of the Corporation with respect to any of the Shares covered by such Option until such holder shall have exercised such Option in accordance with the terms of the Plan (including tendering payment in full of the Option Price of the Shares in respect of which the Option is being exercised) and the issuance of Shares by the Corporation.
10.2   Nothing in the Plan or any Option shall confer upon an Optionee any right to continue in the employ of the Corporation or any Subsidiary or affect in any way the right of the Corporation or any Subsidiary to terminate the Optionee’s employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any Subsidiary to extend the employment of any Optionee beyond the time which the Optionee would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Subsidiary, or beyond the time at which the Optionee would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Subsidiary.
10.3   To the extent required by law or regulatory policy or necessary to allow Shares issued on exercise of an Option to be free of resale restrictions, the Corporation shall report the grant, exercise or termination of the Option to the Exchange and the appropriate securities regulatory authorities.
10.4   The Corporation may require the Optionee to pay to the Corporation the amount of any withholding taxes that the Corporation is required to withhold with respect to the grant or exercise of any Option. Subject to the Plan and applicable law, the Board may, in its sole discretion, permit the Optionee to satisfy withholding obligations in whole or in part, by paying cash or by electing to have the Corporation withhold Shares in such amounts as are equivalent to the Market Price in order to satisfy the withholding obligation. The Corporation shall have the right to withhold from any Shares issuable pursuant to an Option or from any cash amounts otherwise due or to become due from the Corporation to the Optionee an amount equal to such taxes, and such withheld Shares shall be cancelled if required by any applicable law or regulatory authority. The Corporation may also deduct from any Option any other amounts due from the Optionee to the Corporation. For the purposes of this Section 10.4, all references to the Corporation shall be deemed to include references to a Subsidiary where the context permits.
ARTICLE 11
Shareholder and Regulatory Approval
11.1   The Plan shall be subject to the approval of the shareholders of the Corporation to be given by a resolution passed at a meeting of the shareholders of the Corporation in accordance with the Business Corporations Act, Ontario, and to acceptance by the Exchange, if applicable. Any Options granted prior to such approval and acceptance shall be conditional upon such approval and acceptance being given, and no such Options may be exercised unless such approval and acceptance is given.
November 20, 2006